Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

THIS AGREEMENT is made and entered into this 4th day of April, 2006, by and among Boone National Savings and Loan Association , F.A., a federally chartered stock savings and loan association (“Boone” ), The Jones Financial Companies, L.L.L.P, a Missouri limited liability limited partnership (“Jones”) and Commerce Bank, N.A. (“Commerce”).

WHEREAS, Boone is a wholly owned subsidiary of Jones; and

WHEREAS, subject to the terms and conditions of this Agreement, Commerce desires to purchase certain of the assets and assume certain liabilities of Boone as more specifically defined herein and Boone and Jones desire to sell such assets to Commerce in consideration of the assumption by Commerce of certain liabilities and payment of the purchase price provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows, intending to be legally bound:

ARTICLE 1.

DEFINITION OF TERMS

Capitalized terms used in this Agreement shall have the meanings set forth below or the meanings assigned to them elsewhere in this Agreement.

1.1.	“Agreement” means this Purchase and Assumption Agreement.

1.2.         “Agreement of Assumption of Liabilities” means the Agreement of Assumption of Liabilities to be executed by Boone and Commerce, substantially in the form of Exhibit A hereto.

1.3.         “Ancillary Agreements” means the Bill of Sale, the Agreement of Assumption of Liabilities, the Assignment of Contracts, the Loan Assignments, the Limited Power of Attorney, and the Real Estate Transfer Documents.

1.4.         “Assignment of Contracts” means the Assignment of Contracts to be executed by Boone and Commerce relating to the transfer of the Assumed Contracts, substantially in the form of Exhibit B hereto.

1.5.	“Assumed Contracts” means the contracts of Boone listed on Schedule 1.5

1.6.         “Assumed Deposits” means all deposit liabilities plus accrued interest payable of Boone at the Effective Time included in the Assumed Liabilities. Assumed Deposits does not include any IRA deposits with respect to which Boone is prohibited by law or by the terms of Boone’s IRA agreements from resigning as custodian and appointing Commerce as successor custodian.

1.7.         “Assumed Liabilities” means the (a) the Closing Balance Sheet Liabilities, (b) any liability arising after the Effective Time under the Assumed Contracts; and (c) any other liabilities identified in this Agreement as being assumed by Commerce that relate to the Purchased Assets that arise after the Effective Time.

1.8.         “Bill of Sale” means the Bill of Sale to be executed by Boone, substantially in the form of Exhibit C hereto.

1.9.         “Closing Balance Sheet Assets” means all assets of Boone as of the Effective Time reflected on the Final Closing Balance Sheet prepared in accordance with GAAP appropriately adjusted for write-downs and allowances for loan losses and doubtful accounts as of the Effective Time other than Excluded Assets.

1.10.      “Closing Balance Sheet Liabilities” means all liabilities of Boone as of the Effective Time reflected on the Final Closing Balance Sheet prepared in accordance with GAAP other than Excluded Liabilities.

1.11.      “Closing Book Value” means the Closing Balance Sheet Assets minus the Closing Balance Sheet Liabilities, as reflected on the Final Closing Balance Sheet.

1.12.      “Estimated Closing Book Value” means the Closing Book Value reflected on the Estimated Closing Balance Sheet.

1.13.      “Excluded Assets” means the assets of the Edward Jones Trust Company, a division of Boone, as set forth on the balance sheet attached hereto as Exhibit D, as updated as of the Closing, the Excluded Loans, the assets listed on Schedule 1.13, all cash (except all currency and coin in the branches on the Closing Date shall be included in the Purchased Assets) and investment securities, all tax assets of Boone including, without limitation, deferred tax assets, inter-company assets, including without limitation, inter-company receivables, all contracts of Boone that are not Assumed Contracts, tax records, employee and personnel files, corporate minute books and stock books of Boone, corporate charter, “Boone National” trade name, any of Boone’s corporate logos, trademarks, trade names, signs, paper stock forms and other supplies containing any such logos, trademarks or trade names, and all other intellectual property of Boone.

1.14.      “Excluded Liabilities” means the liabilities of the Edward Jones Trust Company, a division of Boone, as set forth on the balance sheet attached hereto as Exhibit D, as updated as of the Closing, all tax liabilities of Boone, inter-company liabilities, liabilities for compensation and benefits to employees (except as provided in Subsection 11.12.3), including without limitation unused vacation and sick leave, liabilities relating to contracts of Boone that are not Assumed Contracts, any liability arising prior to the Effective Time under the Assumed Contracts, and any other liabilities of Boone not expressly assumed by Commerce pursuant to this Agreement that relate to the Purchased Assets and that arise prior to the Effective Time.

1.15.	“Excluded Loans” means the loans listed on Schedule 1.15.
1.16.	“FDIC” means the Federal Deposit Insurance Corporation.

1.17.      “Fixed Assets” means all items of furniture, fixtures, equipment and other tangible personal property to be conveyed to Commerce by Boone on the Effective Time as listed on Schedule 1.17.

1.18.       “GAAP” means generally accepted accounting principles effective in the United States as applicable to banks as applied on a consistent basis throughout the periods indicated.

1.19.      “Limited Power of Attorney” means the power of attorney to be executed by Boone granting Commerce the right to execute instruments relating to the Purchased Loans on behalf of and as the act and deed of Boone, in substantially the form of Exhibit E.

1.20.      “Loan Assignments” means one or more instruments of assignment of the Purchased Loans in recordable form to be executed by Boone, which instruments, to the extent permitted by law, may be executed by Commerce on behalf of, in the name of, and as the act and deed of Boone pursuant to the Limited Power of Attorney, in form and substance reasonably satisfactory to Boone, Commerce and their respective counsel.

1.21.      “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of any nature.

1.22.      “Purchased Assets” means all of the assets of Boone as of the Effective Time, other than the Excluded Assets, including, without limitation, the Closing Balance Sheet Assets, the Assumed Contracts, the books and records, telephone and facsimile numbers, Federal Reserve routing numbers, goodwill and other properties, assets and rights of Boone that are listed on the Bill of Sale or included on the Final Closing Balance Sheet .

1.23.      “Purchased Loans” means all of the loans and overdrafts of Boone as of the Effective Time other than the Excluded Loans.

1.24.      “Real Estate Transfer Documents” means all documents to be executed by Boone to transfer good, marketable and indefeasible title to Commerce of all real estate owned by Boone, including, without limitation, special warranty deeds, in form and substance reasonably satisfactory to Boone, Commerce and their respective counsel.

ARTICLE 2.

SALE OF ASSETS AND LIABILITIES

2.1.        Purchased Assets. Upon the terms and conditions of this Agreement, on the Closing Date, Commerce shall purchase from Boone, and Boone shall sell, assign, transfer, convey and deliver to Commerce, the Purchased Assets.

2.2.        Assumption of Liabilities. Upon the terms and conditions of this Agreement, on the Closing Date, Commerce shall assume and be bound by, and agree to pay and perform the Assumed Liabilities.

2.3.        Excluded Assets and Liabilities. Notwithstanding anything to the contrary in this agreement, the Excluded Assets shall not be sold or transferred to Commerce hereunder and shall be retained by Boone, and the Excluded Liabilities shall not be assumed by Commerce and shall remain the exclusive liabilities and obligations of Boone.

2.4.         Business Records. Boone shall deliver to Commerce on the Closing Date all of Boone’s current and historical business records with respect to the Purchased Assets and the Assumed Liabilities, including but not limited to all original or imaged copies of promissory notes, loan collateral, loan histories, loan credit files, deeds, mortgages, abstracts, plats, plans, surveys, instruments or records of title pertaining to the Purchased Loans, and signature cards, orders and contracts pertaining to the Assumed Deposits. To the extent that any such records are not delivered on the Closing Date, Boone and Jones shall renew and re-exert their reasonable good-faith efforts to deliver the same, upon the reasonable request by Commerce, at any time that records not delivered become important in the enforcement by Commerce of any right or remedy, or the defense by Commerce of any claim, with respect to any of the Purchased Assets or Assumed Liabilities.

2.5.         Routing Transit Numbers. Beginning not later than the Closing Date, Commerce shall have for its sole and exclusive use the routing transit numbers currently assigned to Boone.

ARTICLE 3.

PURCHASE PRICE

3.1          Purchase Price. As consideration for the Purchased Assets and in addition to the assumption of the Assumed Liabilities, Commerce shall pay to Boone on the Closing Date by wire transfer of immediately available funds a purchase price of $16,250,000 (the “Purchase Price”).

3.2          Estimated Closing Balance Sheet. Attached here to as Exhibit F is a Balance Sheet of Boone reflecting the assets and liabilities of Boone (other than the Excluded Assets and Excluded Liabilities) as of December 31, 2005 (the “Balance Sheet”) and a trial closing statement showing the calculation of the amount to be paid to Boone, which shall equal the Closing Book Value plus the Purchase Price (the “Total Consideration”) and the net cash settlement amount between the parties (the “Net Cash Settlement Amount”), prepared for the transaction as if the Closing had occurred on December 31, 2005 (the “Trial Closing Statement”). Not later than five (5) business days prior to the Closing Date, Boone shall prepare and deliver to Commerce an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) reflecting the information included in the Balance Sheet updated to reflect Boone’s best estimate of the Closing Balance Sheet Assets, the Closing Balance Sheet Liabilities and the Estimated Closing Book Value as of the Effective Time and a draft closing statement (the “Preliminary Closing Statement”) setting forth Boone’s best estimate of the Total Consideration to be paid to Boone on the Closing Date and the Net Cash Settlement Amount (the “Estimated Net Cash Settlement Amount”) in accordance with the calculations shown in the Trial Closing Statement updated to reflect the information in the Estimated Closing Balance Sheet.

3.3          Initial Settlement. On the Closing Date, Commerce shall pay to Boone ninety (90) percent of the Estimated Net Cash Settlement Amount by wire transfer of immediately available funds to an account(s) designated in writing by Boone. Commerce shall pay the remaining ten (10) percent balance of the Estimated Net Cash Settlement Amount to Boone on the next business day after the Closing Date; provided, that Commerce shall deduct from, or add to, such payment, as the case may be, the net amount by which the balance of the Assumed Deposits and the Purchased Loans used in determining the Estimated Net Cash Settlement

Amount does not accurately reflect the balance of the Assumed Deposits and the Purchased Loans as of the Effective Time as a result of any error or inaccuracy in the books and records of Boone as reflected on the electronic data file and listings delivered to Commerce on the Closing Date pursuant to Section 10.7.

3.4          Final Settlement. As soon as practicable after the Closing Date and in any event within thirty (30) days thereof, Boone shall prepare and deliver to Commerce (i) a definitive closing balance sheet reflecting Boone’s final calculation and determination of the Closing Balance Sheet Assets, Closing Balance Sheet Liabilities and Closing Book Value as of the Effective Time (the “Final Closing Balance Sheet”), and (ii) final closing statement (the “Final Closing Statement”) showing the final calculation of the Total Consideration and the Net Cash Settlement Amount (the “Final Net Cash Settlement Amount”). The Final Closing Balance Sheet and Final Closing Statement shall include the line items substantially consistent with those used in the preparation of the Balance Sheet and the Trial Closing Statement. Commerce may dispute any element of the Final Closing Balance Sheet or Final Closing Statement by notifying Boone of such disagreement in writing and setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Final Closing Balance Sheet and Final Closing Statement. In the event that Commerce accepts the Final Closing Balance Sheet and Final Closing Statement, it will notify Boone of such acceptance within such thirty (30) day period. In the event any such notice of disagreement is provided on a timely basis, Boone and Commerce shall use their commercially reasonable efforts for a period of ten (10) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Closing Balance Sheet and/or Final Closing Statement. The date on which the Final Closing Balance Sheet and Final Closing Statement are determined in accordance with this Section 3.4 shall be the “Final Settlement Date.” Each party shall, and shall cause its representatives to, cooperate with the other party and provide timely access to information for purposes of resolving any dispute pursuant to this Section 3.4, including without limitation, making available to the other party such books, records, work papers and personnel, to the extent necessary and relevant to resolving such dispute. Based on the Final Closing Balance Sheet and Final Closing Statement as agreed to by the parties or as determined by final settlement or order of a court, within five days after the Final Settlement Date, Commerce shall pay to Boone by wire transfer the amount, if any, by which the Final Net Cash Settlement Amount on the Final Closing Statement exceeds the Estimated Net Cash Settlement Amount on the Preliminary Closing Statement, or, in the alternative, Boone shall pay by wire transfer to Commerce that amount, if any, by which the Estimated Net Cash Settlement Amount on the Preliminary Closing Statement exceeds the Final Net Cash Settlement Amount on the Final Closing Statement. If the amount to be paid in either case is in excess of $5,000, then the payment shall include interest on the amount paid at the average of the daily high and low federal funds rates published in the Money Rates section of The Wall Street Journal on the date of payment, or if no Wall Street Journal is published on that date, then on the next preceding publication date, computed for the number of days from and including the Closing Date through and including the date of payment based on a 365-day year.

3.5          Proration of Certain Expenses. Utility payments, telephone charges, real property taxes, personal property taxes, lease payments, deposit insurance premiums or assessments, maintenance items, other ordinary operating expenses of Boone related to the Assumed Liabilities or Purchased Assets shall be prorated between the parties as of the Effective Time. Real estate and personal property taxes shall be prorated based upon the 2005 tax amounts on such property, divided by 365 days per year, and then multiplied times the number of days elapsed in 2006 through and including the Closing Date. Payment of the 2006 real and personal property taxes when due shall be the responsibility of Commerce.

3.6          Tax Allocation. The parties agree that the allocation of the purchase price to the Purchased Assets shall be in the form of Schedule 3.6 , and the parties will agree on the final dollar amounts for Schedule 3.6 not later than the Closing Date. None of the parties shall make any claims or treat any items on their respective federal, state or other tax returns in a manner which is inconsistent with such allocations. The parties further agree to cooperate in connection with any reporting requirements under the Internal Revenue Code of 1986, as amended, including, but not limited to, the attachment of an asset allocation statement on IRS Form 8594 to their respective federal income tax returns for the tax year in which the Closing Date occurs and compliance with any and all other requirements relating to filings or other information to be furnished to the Internal Revenue Service under Section 1060 of the Internal Revenue Code of 1986 as amended. Each party shall furnish the other party, on request, with a copy of the IRS Form 8594 being filed and with copies of any other tax forms necessary to evidence compliance with this Section 3.6.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BOONE

As an inducement to Commerce to enter into this Agreement, Boone and Jones jointly and severally represent and warrant to Commerce as follows, said representations and warranties to be true as of the date of the Agreement, to be true as of the Closing Date as if restated at that time, and to survive the Closing Date as provided in this Agreement:

4.1          Organization & Approval of Boone. Boone is a federally charted stock savings and loan association, organized, existing, and in good standing under the laws of the United States of America, and has all requisite power and authority to own its assets and carry on its business as now conducted and all charters, licenses, permits, authorizations and other governmental approvals necessary therefor, and insurance of its deposits by the FDIC is in full force and effect. Boone has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions herein contemplated, and this Agreement constitutes the valid and legally binding obligation of Boone.

4.2          Absence of Violations. Except for objections which could be raised by the Regulators, the execution and performance of this Agreement does not and will not violate the provisions of the Charter or Bylaws of Boone or the provisions of any note, indenture, mortgage, lease or other agreement or instrument to which Boone is a party or by which Boone is bound, or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets.

4.3          Absence of Claims. Except as set forth on Schedule 4.3, there is no litigation, action, claim, proceeding or governmental or regulatory investigation, pending or, to the knowledge of Boone, threatened, against Boone or any of its current or former officers, directors, or employees which may have an effect upon the Purchased Assets, the Assumed Liabilities, the transactions contemplated by this Agreement, or upon the ability of Boone to perform its obligations under this Agreement.

4.4          Brokers and Finders. Jones has retained Hovde Financial LLC as its investment banker and any and all fees or expenses related to the compensation of Hovde Financial LLC shall be paid by Jones

4.5          Genuineness of Instruments. Except as set forth on Schedule 4.5, the Purchased Loans are represented by notes, evidences of indebtedness and agreements for the payment of money and related documents, instruments, papers and other security agreements, all of which are bona fide, are genuine as to signatures of all makers, endorsers and guarantors, and were given for valid consideration. Except as may be disclosed in the books and records of Boone relating to the Purchased Loans which are made available to Commerce, Boone has made no written commitments which would materially impair the enforcement of any of the Purchased Loans.

4.6          Compliance with Applicable Laws. The businesses of Boone and Jones are not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on the Purchased Assets, or the Assumed Liabilities. Except for routine examinations by federal or state governmental entities charged with the supervision or regulation of banks, savings and loans, or bank or financial holding companies or engaged in the insurance of deposits (each a “Regulator” and collectively, “Regulators”), no investigation by any governmental entity with respect to Boone is, to the knowledge of Boone and Jones, pending or threatened, and no proceedings by any Regulator are, to the knowledge of Boone and Jones, pending or threatened.

4.7          Title to Assets. Boone owns and shall convey to Commerce the full right, title and interest in and to, and good, marketable and indefeasible title to all of the Purchased Assets, free and clear of all special assessments, liens, mortgages, security interests, conditional sale agreements, pledges, options, claims, charges and encumbrances of any kind, except such as are reflected in the financial statements of Boone, or the notes thereto, or set forth on Schedule 4.7 , and except for (i) liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, all of which will be paid by Boone by the Closing Date; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, all of which will be paid by the Closing Date; (iii) liens, restrictions, reserves, encumbrances and defects of record which affect title to the real property portion of the Purchased Assets; and (iv) such minor imperfections of title and minor easements, defects, exceptions and encumbrances, if any, as do not materially detract from the value of, or materially interfere with the present use of, such properties, and which imperfections of title, minor easements, defects, exceptions and encumbrances do not adversely affect the title or the marketability of the Purchased Assets.

4.8          No Zoning Violations. To the knowledge of Boone and Jones, there is no violation of any law or any building, zoning or other ordinance, code or regulation in such manner as to materially interfere with the use and occupancy by Commerce of any of the real property included in the Purchased Assets in the ordinary course of its banking business on and after the Closing Date. To the knowledge of Boone and Jones, all improvements are located wholly within the boundaries of the property owned by Boone and to be conveyed to Commerce.

4.9          No Environmental Contamination. Except as set forth on Schedule 4.9, Boone and Jones have no knowledge of: (i) any environmental contamination of any kind at any of its banking facilities; (ii) any third party allegation with respect to the existence of any such environmental contamination or related matter; (iii) any notice from any federal, state or local agency of any violation of any statute, rule or regulation dealing with noxious, toxic or otherwise objectionable substances or the disposal of same or the contamination of such properties by same, or otherwise dealing with the protection of the environment; or (iv) any condition at or about any of its banking facilities which would constitute a violation of any such statute, rule or regulation by the owner of such properties or constitute a basis for the issuance of any such violation against the owner of such properties.

4.10       Books and Records. All books, records and accounts of Boone with respect to the Purchased Assets and Assumed Liabilities are true and correct in all material respects and have been prepared in accordance with GAAP.

4.11       Casualty Loss. Boone has no knowledge of any loss or damage, whether or not insured against, on account of fire, flood, accident or other calamity which has materially interfered with or affected, or may materially interfere with or affect, the conduct of banking business at any of the property included in the Purchased Assets.

4.12       No Material Changes. Except as set forth in Schedule 4.12, there have been no material adverse changes in or with respect to the financial condition, results of operation, business, properties, assets or liabilities of Boone since December 31, 2005, provided, however, that a material adverse change shall not be deemed to include the impact of changes (a) in banking and similar laws of general applicability or interpretations thereof by any Regulator, (b) in GAAP or regulatory accounting requirements applicable to banks, (c) in general economic conditions affecting banks generally or (d) arising from actions of Commerce or Boone as contemplated by this Agreement.

4.13       Accounting Methods. There has been no material change in any method of accounting or accounting practice of Boone which would adversely affect any of the Purchased Assets or Assumed Liabilities since December 31, 2005.

4.14       Insurance. Boone currently has in force, and shall maintain in force until the Closing Date, customary types and amounts of property and casualty insurance on the Purchased Assets consistent with its past practices. To the extent that any unrepaired insured damage exists on the Closing Date, Boone will assign to Commerce all insurance proceeds to be received.

4.15       Impairment of Regulatory Approval. Boone is not aware of any action, order or ruling of any Regulator which would impair the ability for Commerce to obtain regulatory approval of the transaction contemplated herein.

4.16       Absence of Misrepresentations. No information in any exhibit, certificate, or document furnished or to be furnished to Commerce pursuant hereto and no financial statement given to Commerce by Boone or Jones, to Boone’s or Jones’ knowledge and belief contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary in order to make the statements contained therein not misleading. Boone and Jones will use the same standard of care in preparing all such exhibits, certificates, documents and financial statements as Boone and Jones uses in preparing its own respective internal management reports. Boone is in compliance in all material respects with all tax reporting and will provide Commerce with all backup withholding information and documentation.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF COMMERCE

As an inducement to Boone and Jones to enter into this Agreement, Commerce represents and warrants to Boone and Jones as follows, said representations and warranties to be true as of the date of the Agreement to be true as of the Closing Date as if restated at that time, and to survive the Closing Date as provided in this Agreement:

5.1          Organization & Approval of Commerce. Commerce is a national banking association, organized, existing, and in good standing under the laws of the United States of America, and has all requisite power and authority to own its assets and carry on its business as now conducted and all charters, licenses, permits, authorizations and other governmental approvals necessary therefor, and insurance of its deposits by the FDIC is in full force and effect. Commerce has full power, authority and legal right to enter into this Agreement and to consummate the transactions herein contemplated, and this Agreement constitutes the valid and legally binding obligation of Commerce. Other than the regulatory approval contemplated by Section 11.6, Commerce is not and will not be required to obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

5.2          Absence of Violations. Except for objections which could be raised by the Regulators, the execution and performance of this Agreement does not and will not violate the provisions of the Articles of Association or Bylaws of Commerce or the provisions of any note, indenture, mortgage, lease or other agreement or instrument which is material to Commerce’s business and to which Commerce is a party or by which Commerce is bound.

5.3          Absence of Claims. Commerce has no knowledge of any litigation, action, claim, proceeding or governmental or regulatory investigation, pending or threatened, against it which may have a material adverse effect upon the transactions contemplated by this Agreement, or upon the ability of Commerce to perform its obligations under this Agreement.

5.4          Brokers and Finders. No agents, brokers or finders have been retained by Commerce in connection with this Agreement.

5.5          CRA Rating; Regulatory Approval. Each of the subsidiaries or affiliates of Commerce that is an insured depository institution was rated “Satisfactory” or “Outstanding” following its most recent Community Reinvestment Act examination by the Regulators responsible for Commerce’s supervision. Commerce is not aware of any action, order or ruling of any Regulator which would impair its ability to obtain regulatory approval hereunder.

5.6          Financing. Commerce has, and will have on the Closing Date, sufficient unrestricted funds available to consummate the transactions contemplated by this Agreement. Commerce’s ability to consummate the transactions contemplated by this Agreement is not contingent upon raising any equity capital or obtaining any other financing.

5.7          Pro Forma Capital Requirements. Commerce is, and on a pro forma basis after giving effect to the transactions contemplated by this Agreement, will be (i) ”well capitalized,” as defined for purposes of the Federal Deposit Insurance Act, and (ii)  in compliance with all capital requirements, standards and ratios required by each Regulator with jurisdiction over Commerce including without limitation, any such higher requirement, standard, or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such Regulator is likely to, or has indicated that it will, condition any of the regulatory approvals upon an additional increase in Commerce’s capital or compliance with any capital requirement, standard or ratio.

5.8          Divestments. Commerce has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any regulatory approval of the transactions contemplated hereby.

5.9          Absence of Misrepresentations. No information in any exhibit, certificate or document furnished or to be furnished by Commerce pursuant to this Agreement, to Commerce’s knowledge and belief , contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. Commerce will use the same standard of care in preparing all such exhibits, certificates, and documents as Commerce uses in preparing its own internal management reports.

5.10       Branch Closings or Consolidations. At or before the Closing Date, Commerce will not close or consolidate branches of Boone, or send any notice of closure or consolidation to customers of Boone.

ARTICLE 6.

CONDITIONS TO OBLIGATIONS OF COMMERCE

The obligations of Commerce under this Agreement shall be subject to the satisfaction, prior to or on the Closing Date, of all of the following conditions, except as Commerce may waive such conditions in writing:

6.1          Regulatory Approvals and Consents. All orders, consents and approvals, in form and substance reasonably satisfactory to Commerce, necessary for the lawful consummation of the transactions contemplated hereby shall have been granted by each Regulator having jurisdiction and all applicable statutory waiting periods shall have expired. Commerce shall have the right to terminate this Agreement if such approvals are subject to conditions reasonably unacceptable to Commerce.

6.2          Representations and Warranties True and Correct. The representations and warranties made by Boone contained in this Agreement and in any exhibit or document delivered by Boone to Commerce pursuant to this Agreement shall be true and correct in all material respects when made and as of the Closing Date as though such representations and warranties had been made again by Boone as of the Closing Date.

6.3          No Material Adverse Change. There shall have been no material adverse change in the Purchased Assets, or the Assumed Liabilities from December 31, 2005 to the Closing Date. Material adverse change shall mean: (i) a loss of 10% or more of the Assumed

Deposits, less certificates of deposit in excess of $100,000, which existed on December 31, 2005; (ii) a 15% or more reduction in the book balance of the Purchased Loans which existed on December 31, 2005 as shown on the Balance Sheet; (iii) physical damage to any of the Purchased Assets which cannot be repaired within 90 days or which precludes operation during the repair period; or (iv) any litigation, action, claim, proceeding or governmental or regulatory investigation, pending or threatened, affecting the Purchased Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement, not disclosed to Commerce prior to the date of this Agreement or which arose after the date of this Agreement and which Commerce reasonably believes would cause an aggregate loss to Commerce, including attorneys’ fees and expenses, in excess of $200,000.00.

6.4          Performance. Boone and Jones shall have performed and complied in all material respects with all of the terms, agreements, covenants and conditions required by this Agreement to be performed and complied with by Boone and Jones prior to or on the Closing Date.

6.5          No Litigation. No claim, suit, action or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions contemplated herein or to obtain damages or other relief in connection with this Agreement.

6.6          Boone’s Certificate. Boone shall have delivered to Commerce a certificate executed by the President or CEO of Boone dated the Closing Date, certifying as to the fulfillment of the conditions specified in the subsections immediately above.

6.7          Ancillary Agreements. Boone shall have executed and delivered to Commerce all Ancillary Agreements to which Boone is a party.

ARTICLE 7.

CONDITIONS TO OBLIGATIONS OF BOONE AND JONES

The obligations of Boone and Jones under this Agreement shall be subject to satisfaction, prior to or on the Closing Date, of all of the following conditions, except as Boone and Jones may waive such conditions in writing:

7.1          Regulatory Approvals and Consents. All orders, consents and approvals, in form and substance reasonably satisfactory to Boone, necessary for the lawful consummation of the transactions contemplated hereby shall have been granted by each regulatory authority having jurisdiction and all applicable statutory waiting periods shall have expired. Boone shall have the right to terminate this Agreement if such approvals are subject to conditions reasonably unacceptable to Boone.

7.2          Representations and Warranties True and Correct. The representations and warranties made by Commerce contained in this Agreement and in any exhibits or documents delivered by Commerce to Boone pursuant to this Agreement shall be true and correct in all material respects when made and as of the Closing Date as though such representations and warranties had been made again by Commerce as of the Closing Date.

7.3          Performance. Commerce shall have performed and complied in all material respects with all of the terms, agreements, covenants and conditions required by this Agreement to be performed and complied with by Commerce prior to or on the Closing Date.

7.4          No Litigation. No claim, suit, action or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions contemplated herein or to obtain damages or other relief in connection with this Agreement.

7.5          Commerce’s Certificate. Commerce shall have delivered to Boone a certificate executed by an officer of Commerce dated the Closing Date, certifying as to the fulfillment of the conditions specified in the subsections immediately above.

7.6          Ancillary Agreements. Commerce shall have executed and delivered to Boone the Ancillary Agreements to which Commerce is a party.

ARTICLE 8.

CLOSING DATE

8.1          Closing Date. The consummation of the purchase and assumption transactions provided for in this Agreement (the “Closing”) shall take place at 6:00 p.m. Central Time (the “Effective Time”) on Friday, July 21, 2006 (the “Closing Date”), or on such other date and time as the parties may agree, at the offices of Commerce in Columbia, Missouri or at such other place as the parties may agree.

ARTICLE 9.

GUARANTY BY JONES

9.1          Guaranty by Jones. In addition to all other obligations of Jones arising under or in connection with this Agreement, as a primary inducement to Commerce to enter into this Agreement, Jones unconditionally and irrevocably guaranties the continuing full and faithful performance and payment by Boone of each of its duties and obligations to Commerce pursuant to this Agreement, as it now exists or as amended from time to time, with or without notice. Jones understands further that Commerce may proceed directly against Jones without first exhausting its remedies against any other person or entity responsible therefore to Commerce, including, without limitation, Boone, or any security held by Commerce. This guarantee will bind all successors and assigns of Jones and may be enforced by or for the benefit of any successor or assign of Commerce. Jones understands that the inducement to Commerce to enter into this Agreement is consideration for the guaranty and that this guaranty remains in full force and effect even if Jones receives no additional benefit from the guaranty or this Agreement.

ARTICLE 10.

DATA PROCESSING AND TRANSITION

10.1       Systems Conversion Planning. Boone will cooperate with Commerce in taking those planning actions necessary to be in a position to convert Boone’s data processing procedures and formats to procedures and formats used by Commerce as of the Closing Date. Commerce shall provide such assistance and consultation as Boone may reasonably require in such planning process. Within five (5) days after the date of this Agreement, Commerce and Boone shall meet with DHI Computing Service, Inc. to determine the steps required for the data processing conversion. A mutually agreed upon project plan will be developed within ten (10) days after the date of this Agreement covering all activities required to complete the data conversion by the Closing Date including sample data, history, financial activities post-Closing and statement generation. The project plan developed hereunder will incorporate all of the requirements described in this Article 10. Further, within ten (10) days after the date of this Agreement, Commerce and Boone shall meet with FiServe to determine the steps required for the data processing conversion as it relates to the services provided by FiServe.

10.2       Freeze. Until the Closing Date, Boone shall not request or make any changes to file formats, product offerings, or other elements of the infrastructure supporting Boone’s systems unless specifically required by law. Commerce will be notified immediately of any changes required by law, and updated sample data will be provided to Commerce within five (5) business days. Any known or planned regulatory changes not reflected in the sample data will be communicated to Commerce prior to the Closing Date.

10.3       Documentation. Within fifteen (15) days after the date of this Agreement, Boone shall make copies of technical and user documentation available to Commerce.

10.4       Sample Data. Within fifteen (15) days of the date of this Agreement, Boone shall provide, or cause to be provided, to Commerce by FTP transmission, 9840 tapes, as requested by Commerce and/or other media as required to facilitate the planning and execution of the conversion, an electronic data file and listing of all of the loan and deposit accounts included in the Purchased Assets and Assumed Liabilities. The information shall be in the form in which such information will be delivered after the close of business on the Closing Date, including summary interest accrual and payment information for the current year to date. Commerce reserves the right to request no less than two (2) copies of the data referenced to perform validation of the data conversion prior to the final conversion.

10.5       History. Within thirty (30) days of the date of this Agreement, Boone shall provide or cause to be provided to Commerce in a media mutually agreeable to both parties transaction history for the life of any open loans, 2006 transaction history for those loans closed in 2006, 2006 transaction history for all transaction accounts (deposits), and transaction history for the life of all outstanding certificates of deposit and passbook accounts.

10.6       Systems Conversion Execution. Boone and Jones will support Commerce’s conversion execution and exercise reasonable due diligence in continuing business processes and information technology services until the Closing Date.

10.7       Final Data Tape. As soon as possible after Boone’s data processing cutoff time on the Closing Date, Boone shall deliver or cause to be delivered to Commerce by FTP transmission or on 9840 tapes as requested by Commerce and/or other media as required to facilitate the planning and execution of the conversion, an electronic data file and listing of all of the deposit and loan accounts included in the Purchased Assets and Assumed Liabilities, including all customer name and address information, balances as of the data processing cutoff time on Closing Date, and summary year-to-date interest accrual and payment information.

10.8       Telecommunications/Operational Monitoring. Jones will continue current monitoring of telecommunications and/or operational monitoring until the Closing Date or such time agreeable to Commerce.

10.9       Information for Check & Coupon Book Ordering. Within thirty (30) days of the date of this Agreement, Boone shall provide or cause to be provided to Commerce by FTP transmission or on 9840 tapes as requested by Commerce and/or other media as required to facilitate the planning and execution of the conversion, mutually agreeable to both parties of all of the deposits which are included in the Assumed Liabilities, and all consumer loans included in the Purchased Loans, including all customer name and address information, to enable Commerce to begin ordering checks, deposit slips, coupon books, and other transaction items for use by its customers.

10.10     Statements. Boone shall issue statements to its customers, in its customary timing and manner (except that such customers will receive an extra statement for that period ending at the Closing Date and beginning on the date of the last normal statement cycle), which include all transactions with respect to the Purchased Assets and Assumed Liabilities through the Closing Date, and Commerce shall issue statements for all transactions on or after the Closing Date.

10.11     Interest Reporting. Commerce shall report all interest paid or received with respect to the Purchased Assets and Assumed Liabilities for the entire year in which the Closing Date falls, on all applicable IRS Forms filed the following January, using the summary data, up to the Closing Date, provided by Boone. Boone warrants and represents to Commerce that such summary interest information it provides will be accurate and complete in all material respects. Boone and Jones jointly and severally agree to indemnify Commerce and to hold Commerce harmless from and against any and all liabilities, claims, damages, judgments, settlements, demands, fees, costs, and expenses directly or indirectly relating to any breach of the foregoing representation and warranty

10.12     Installation of Data Circuits. At any time after the date of this Agreement, Boone shall give Commerce reasonable access to its facilities during normal business hours for the purposes of installing and testing data circuits and data processing equipment, provided that the location, installation, and testing of said circuits and equipment shall not be permitted to disrupt Boone’s normal daily functions and operations. In the event that this Agreement is terminated without consummation of the planned transactions, Commerce shall remove its data processing equipment and circuits within thirty (30) days after the termination and shall repair promptly any damage done to the Purchased Assets during the installation or removal, all at Commerce’s sole expense.

10.13     Data Processing Contract. Boone is party to a FPS Gold On-Line Computer Service Agreement with DHI Computing Service, Inc. (doing business as FPS GOLD (“FPS”)) dated August 12, 2005 (the “FPS Contract”) pursuant to which FPS provides data processing services to Boone. Commerce does not intend to assume the FPS Contract as part of this transaction. Commerce shall reimburse Boone, within ten (10) days of demand for reimbursement by Boone, for Boone’s payment to FPS of the termination fee under the FPS Contract and any other costs or expenses relating to the termination thereof in an amount not to exceed $165,622.00.

10.14     Processing Contract, FiServe. Boone is party to a FiServe Item Processing (“FiServe”) contract dated November 2, 2004 (the “FiServe Contract”) pursuant to which FiServe provides item processing services to Boone. Commerce intends to assume the FiServe Contract as part of this transaction. Commerce and Boone shall each pay one-half of the fees associated with Commerce’s termination of the FiServe Contract (estimated to be $130,000.00.)

ARTICLE 11.

COVENANTS OF THE PARTIES

11.1       Access. Except as prohibited by applicable law or regulation, Boone shall, at mutually agreed reasonable times: (i) give Commerce and its authorized representatives access to the physical properties and to the books and records of Boone regarding the Purchased Assets and Assumed Liabilities, provided that such access does not unduly disrupt the normal functions of Boone or its banking business; (ii) permit Commerce and its authorized representatives to make such inspections and copies thereof as they may reasonably request; (iii) cause its officers, employees and advisors to furnish Commerce and its authorized representatives with such financial and operating data and other information with respect to the Purchased Assets and Assumed Liabilities as they may, from time to time, reasonably request, including, but not limited to: information regarding Boone’s internal watch and problem loan report entries for any of the Purchased Loans; and (iv) cooperate with Commerce to furnish all necessary or appropriate information in connection with applications by Commerce for regulatory approval of the transactions contemplated hereby.

11.2       Ordinary Course of Business. Prior to the Closing Date, Boone shall continue to engage in all aspects of its present business in accordance with sound banking practices and only in the ordinary course, and Boone shall use its commercially reasonable efforts to operate and preserve the business, assets, liabilities, organization, and good will of its customers, correspondents, and employees. Without limiting the generality of the foregoing, unless the prior written consent of Commerce to any exceptions is obtained or except as otherwise provided in this Agreement, Boone shall:

11.2.1         Employment Benefits. Not increase or make other material changes in the rate or nature of compensation, including wages, salaries, bonuses and benefits under its employee plans, which has been paid, or will be paid or payable by Boone to any officer or employee, other than customary annual increases and bonuses consistent with Boone’s past practices, changes which are made to benefits or employee plans for all Boone employees, or one-time stay bonuses paid in connection with the transaction contemplated by this Agreement;

11.2.2         Buy or Sell Assets. Not acquire or dispose of the Purchased Assets other than as contemplated herein or in the ordinary course of business or which would render the Purchased Assets unfit for the conduct of banking business;

11.2.3         Loan Policies. Reserve against, place on non-accrual, charge off and collect loans, overdrafts, and other assets as losses are recognized or future losses become apparent, in accordance with customary practices of Boone;

11.2.4         Loans. Not make any additional loan commitments to a single borrower (other than mortgage loans made to be sold on the secondary market) in excess of

$250,000.00 after the date of this Agreement and prior to the Closing Date without prior approval of Commerce, such approval not to be unreasonably withheld. Commerce shall respond to any such approval request within two (2) business days of receipt of a request for such approval or such loan shall be deemed approved. In addition, Boone will offer Commerce the right of first refusal for all loan participations after the date of this Agreement, and prior to the Closing Date;

11.2.5         Preferential Deposits. Not accept any deposits from any Person on terms materially more favorable in any respect than those available to the general public, unless such deposits are accepted in accordance with a safe and sound program or practice in existence at Boone prior to the date of this Agreement;

11.2.6         Service Charges. Not establish or impose a schedule of service charges or fees which apply charges either substantially more or substantially less than similar service charges and fees historically charged by Boone in the course of its banking business; and

11.2.7         No Waivers or Liens. Not waive any material right or cancel any material contract, lease, license, obligation or commitment with respect to the Purchased Assets or Assumed Liabilities; and not permit any lien, encumbrance or charge of any material effect to attach to any of the Purchased Assets.

11.3	Title Insurance.

11.3.1         Policy. Boone, at its expense, shall furnish to Commerce an owner’s title insurance policy, American Land Title Association Form B-1970 (amended 10/17/70) (the “Policy”) in the amount of $4,123,000.00 issued by Boone Central Title Company, 601 East Broadway, Columbia, Missouri (the “Title Company”), insuring merchantable fee simple title to the building at 901 East Broadway, Columbia, Missouri, to Commerce as of the date and time of the recording of the deed therefore, subject only to such exceptions and other matters as Commerce may approve in accordance with the terms of this Agreement. The Policy shall also include such endorsements as Commerce requires provided that such endorsements do not require an additional premium not agreed to by Boone.

11.3.2         Commitment. Within twenty (20) days after the date hereof, Boone shall deliver to Commerce a commitment for the Policy (the “Commitment”) issued by the Title Company, together with copies of all recorded documents listed on the Commitment. Commerce shall be entitled to have any real property included in the Purchased Assets surveyed at Boone’s expense in the event such survey is needed to address issues raised in the Commitment (the “Survey”). The Survey will show the boundary lines of, the location and dimensions of any improvements, easements, rights-of-way, tracks, fences, walls, encroachments, overlaps, or protrusions upon or by the property or any improvements thereon.

11.3.3         Objections. Within twenty (20) days after the date of Commerce’s receipt of the Commitment, the Survey and the recorded documents referenced in Section 11.3.2, Commerce shall deliver to Boone written objections to any matters shown on the Commitment or the Survey. Boone shall have ten (10) days following such notice to give to Commerce, Boone’s written notice with respect to each objectionable matter identified by Commerce either (1) that Boone will correct or remove such objectionable matter on or before the Closing Date, or (2) that Boone elects not to cause such matter to be corrected or removed. If Boone notifies Commerce that Boone has elected not to correct or remove any objectionable matter, then Commerce shall have ten (10) days following Boone’s notice to give notice to Boone that Commerce intends (a) to waive its objection to such matter and to proceed with the purchase and take the Purchased Assets subject to such matter, or (b) to cancel this Agreement. Boone shall utilize its commercially reasonable efforts to correct or remove in a manner satisfactory to Commerce any objectionable matter identified pursuant to clause (1) above. If on or before the Closing Date, notwithstanding Boone’s commercially reasonable efforts, Boone has not corrected or removed to Commerce’s satisfaction all matters identified pursuant to clause (1), then Commerce may elect (i) to waive any such matter and to accept the property subject to such matter without change in or to terms hereof (unless such matters are encumbrances or liens for an ascertainable amount, in which case Boone shall pay the amount thereof to Commerce on the Closing Date), or (ii) to terminate this Agreement.

11.4       Documents of Conveyance and Transfer. Boone shall have delivered to Commerce all instruments and documents which may be required to vest in Commerce all right, title and interest in and to the Purchased Assets; provided, that in the case of Loan Assignments, Boone shall execute a Limited Power of Attorney. The Purchased Assets shall be conveyed by the Real Estate Transfer Documents and by the Bill of Sale. With respect to mortgage loans serviced by Boone, Boone shall complete all documents necessary to transfer servicing to Commerce, and shall notify all mortgage loan customers as required by law. Commerce shall pay the fees for recording the deeds to any real property conveyed and all fees and other expenses necessary to cause liens, mortgages, deeds of trust, security agreements and other security granting instruments securing loans acquired hereunder by Commerce to Commerce as the holder and secured party thereunder.

11.5       Further Assurances. Following the Closing Date, at the request of Commerce, Boone shall (i) deliver such further instruments of transfer and take all reasonable action as may be necessary or appropriate to further vest in Commerce good and marketable title to the Purchased Assets or Assumed Liabilities and (ii) cooperate and use its commercially reasonable efforts to have the then-current officers, directors and employees of Boone cooperate with Commerce in the execution and delivery of any such further instruments of transfer and furnish information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to any of the Purchased Assets or Assumed Liabilities.

11.6       Approvals of Regulatory Agencies. Commerce shall file within thirty (30) days after the date of this Agreement and diligently pursue all applications to obtain all approvals from regulatory authorities which are required to effect the transactions contemplated by this Agreement. Commerce shall make draft copies of the applications available to Boone and its counsel at least two (2) business days prior to the filing thereof and provide Boone and its counsel promptly with a copy of the applications as filed and all approvals, denials, notices, orders, opinions, correspondence and other documents with respect thereto. All applications to Regulators shall be at Commerce’s expense. Commerce agrees that time is of the essence in pursuing such approvals.

11.7       Confidentiality. Commerce will hold in strict confidence all documents and information concerning Boone furnished to Commerce and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other Person, except as required by law and except as is necessary in order to obtain any required regulatory approval. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and such information shall not be used in competition with Boone (except to the extent that such information can be shown to be previously known to Commerce, in the public domain through no fault of Commerce, or later acquired by Commerce from other sources not to the knowledge of Commerce subject to any confidentiality obligation), and all such documents which Commerce obtained from Boone, together with all work papers, derivative work product, and compilations, shall immediately thereafter be returned to Boone or destroyed by Commerce with certification of such destruction to Boone.

11.8       Check Routing, Debit Card and ATM Access. Commerce shall make appropriate arrangements with the Federal Reserve Bank for changes in routing transit numbers on the deposit accounts transferred to Commerce in order to expedite the clearing and sorting of checks and like items on the transferred accounts. Boone agrees to deliver or cause to be delivered to Commerce checks and like items drawn on accounts included in the Assumed Deposits and presented for payment to Boone on or after the Closing Date. Not later than five (5) days after the date of this Agreement, Commerce and Boone will meet to discuss the procedures for handling the items described in this paragraph.

11.9       ACH Transactions. Each party shall use commercially reasonable efforts to transfer from Boone to Commerce all ACH arrangements affecting the Assumed Deposits as soon as practicable after the Closing Date. After the Closing Date, Boone will use commercially reasonable efforts deliver to or cause to be delivered to Commerce ACH items affecting the Assumed Deposits and ACH returns received by Boone. Not later than five (5) days after the date of this Agreement, Commerce and Boone will meet to discuss the procedures for handling the items described in this paragraph.

11.10     Holds. Holds that have been placed by Boone on particular accounts or on individual checks, drafts or other instruments will be continued by Commerce under the same terms. Boone shall deliver to Commerce a schedule of such holds, and the original documents which authorized the holds, on the Closing Date.

11.11     Returned Items. Boone shall immediately upon receipt deliver or cause to be delivered to Commerce copies of any items that were credited for deposit to, or cashed against an account included in the Assumed Deposits prior to the Closing Date and which are returned unpaid to Boone after the Closing Date. Not later than five (5) days after the date of this Agreement, Commerce and Boone will meet to discuss the procedures for handling the items described in this paragraph.

11.12	Employee Matters.

11.12.1       Employees. Commerce shall not be obligated to employ any current employees of Boone, and all obligations with respect to employees of Boone shall remain the sole and exclusive obligations of Boone. Notwithstanding the foregoing, at a mutually agreeable and reasonable time after the filing of the necessary applications for regulatory approval of this transaction, Boone shall allow Commerce to conduct interviews with Boone’s employees and to extend offers of employment or consulting agreements to any employees which Commerce wishes to hire as new employees or consultants, said employment or consulting arrangements to be contingent on the consummation of the purchase and assumption contemplated by this

Agreement and to begin on or after the Closing Date. Commerce shall use reasonable efforts to determine which Boone employees it will be offering employment or consulting agreements to as soon as practicable after the date hereof, and will promptly, but in any event no later than thirty (30) days prior to the Closing Date, notify Boone as to the names of such employees, their proposed positions or titles and their proposed compensation arrangements and extend written offers of employment or consulting agreements to such employees. Boone agrees to release such employees from employment with Boone as of the Closing Date and from any confidentiality or non-competition obligation or agreements regarding the Purchased Assets or Assumed Liabilities which they may have to Boone, or to its affiliates, to the extent necessary to allow them to use their full knowledge of the business and customers of Boone for Commerce’s benefit. At a mutually agreeable and reasonable time after the receipt of all necessary regulatory approvals for the purchase and assumption contemplated by this Agreement, Boone shall allow Commerce to conduct training sessions with those employees who have accepted contingent offers of employment with Commerce. All such training sessions shall be scheduled so as to have minimal impact upon the employees’ performance of their normal daily duties. Except as provided in this Agreement with respect to employment or consulting after the Closing Date, from the date hereof until the Closing Date or termination of this Agreement pursuant to its terms, Commerce shall not hire and employ any employee of Boone as an employee or consultant to Commerce.

11.12.2       Employee Benefits. Each employee of Boone who becomes an employee of Commerce immediately following the Closing Date (a “Newly Hired Employee”) shall receive credit for his or her past service with Boone for purposes of eligibility, vesting and accrual of benefits under all of the employee benefit plans of Commerce that are uniformly provided on a nondiscriminatory basis to employees of Commerce. Newly Hired Employees will not be subject to any waiting period under the health and welfare plans of Commerce and Commerce shall cause its health insurance carrier to cover any pre-existing condition of a Newly Hired Employee that was covered under Boone’s health insurance plan.

11.12.3       Change in Control Agreements. Commerce shall assume, and be bound by, and agree to pay and perform the Confidentiality Agreements entered into in December 2005 between Boone and each of Missy Forrest, Matt Williams and Joseph Miller, whether or not Commerce offers any of them employment after the Closing Date. Commerce shall be responsible for the payment of, and shall pay, any and all stay bonuses due to Missy Forrest, Matt Williams or Joseph Miller under the terms of their respective Confidentiality Agreements when and if due, provided, however, that such stay bonuses due shall not exceed, in the aggregate, $250,000.00.

11.13     Customer Notice. Boone shall assist Commerce in drafting and preparing for mailing a notice to all the deposit and loan customers whose accounts will be purchased or assumed, notifying them of the transfer of their accounts to Commerce. The notice shall be mailed by Boone in sufficient time prior to the Closing Date to meet all regulatory requirements for prior notice to customers. The form and content of the notice shall be established by Commerce.

11.14     IRA Accounts. On the Closing Date, Boone shall, to the extent permitted by law and under Boone’s IRA agreements, resign as custodian with respect to any individual retirement account (“IRA”) which is to be assumed by Commerce under this Agreement and shall designate or appoint Commerce as successor custodian under each such account.

11.15     Non-Solicitation. For a period of one (1) year following the Closing Date, neither Boone, nor Jones, nor any of their respective affiliates shall directly solicit any former deposit or loan customers to transfer any of their deposits or loans to Boone or Jones or their respective affiliates or to any financial institution which is or becomes an affiliate of Boone or Jones or of a shareholder, officer, director, or employee of Boone or Jones; provided, however, that this paragraph shall not prohibit any general advertising or marketing efforts directed primarily to the general public and only incidentally to Boone’s former deposit and loan customers; provided, further that this paragraph shall not prohibit the Edward Jones Trust Company, a division of Boone, or Edward D. Jones & Co., L.P. or any of their respective affiliates, from soliciting any such customers in connection with their existing trust and investment businesses even if such businesses are in competition with products or services offered by Commerce or its affiliates.

11.16     Other Negotiations; Non-Solicitation. Until the Closing Date, or the termination of this Agreement pursuant to its terms, neither Boone nor Jones nor any affiliate, representative, agent or employee of Boone or Jones, shall enter into any discussions, negotiations, or agreements with respect to the purchase of any interest in the Purchased Assets or Assumed Liabilities by any Person other than Commerce. Until the Closing Date or ninety (90) days after the termination of this Agreement pursuant to its terms, neither Commerce nor any of its affiliates shall directly solicit any deposit or loan customer of Boone to transfer any of their deposits or loans to Commerce or its affiliates or to any financial institution which is or becomes an affiliate of Commerce or of a shareholder, officer, director or employee of Commerce; provided, however, that this sentence shall not prohibit any general advertising or marketing efforts directed primarily to the general public and only incidentally to Boone’s deposit or loan customers. This Section 11.16 shall survive termination of this Agreement in accordance with its terms.

11.17     Right to Put Certain Loans. Subject to the limitation set forth in Section 11.19, Commerce shall have the right to require Boone to repurchase from Commerce, at the option of Commerce, any of the loans set forth on Schedule 11.17, in the event that: (a) during the period commencing on the Closing Date and ending upon ninety (90) days after the Closing Date, such loans have become sixty (60) days or more past due; or (b) within twelve (12) months after the Closing Date, Commerce notifies Boone that either (x) Commerce is unable to collect any scheduled payment of principal, interest or fees on any such loan as a result of forgery or falsification of any loan documents evidencing such loan or (y) such loan becomes otherwise in default and Commerce has reliable evidence of forgery or falsification of any loan documents evidencing such loan. The purchase price for such loans shall be equal to the par value (principle and accrued and unpaid interest). In the event Boone repurchases any loans pursuant to this Section 11.17, Boone shall have the option to request Commerce continue to service such loans and Commerce will service such loans subject to mutually agreeable terms and conditions; provided, that Boone shall be entitled to undertake any collection activities it deems appropriate with respect to any such loans repurchased from Commerce and Commerce shall obtain Boone’s approval prior to taking any collection activities with respect to such loans.

11.18     Excluded Loans. The Excluded Loans will not be transferred to Commerce as part of the Purchased Assets. Boone shall have the option to request Commerce service the Excluded Loans, and Commerce will service the Excluded Loans, subject to mutually agreeable terms and conditions; provided, that Boone shall be entitled to undertake any collection activities it deems appropriate with respect to the Excluded Loans and Commerce shall obtain Boone’s approval prior to taking any collection activities with respect to the Excluded Loans. Commerce, at Boone’s cost and expense, shall provide to Boone for a period of twelve (12) months after the Closing Date office space at 901 East Broadway, Columbia, MO for one person, use of telephone, reasonable administrative support, use of Commerce’s loan servicing system in the presence of an authorized Commerce employee and reasonable loan documentation support.

11.19     Due Diligence. Commerce shall be entitled to exclude from the Purchased Loans any loans which are found, on or before the Closing Date, to not be bona fide, not be genuine as to signatures of all makers, endorsers and guarantors, not have been given for valid consideration, or to have been modified by an affirmative or negative oral representation which any borrower, endorser, or guarantor has raised in defense of collection and which Commerce reasonably believes could constitute a valid defense to payment. Any such loans so excluded shall be Excluded Loans for all purposes under this Agreement. Notwithstanding anything herein to the contrary, the aggregate book value of the Purchased Loans that Commerce may exclude under this Section 11.19 and cause Boone to repurchase under Section 11.17 shall in no event exceed $16,431,901 in the aggregate. Commerce shall be entitled to a final due diligence, or "walk-through" of the facilities making up the Purchased Assets, immediately prior to or on the Closing Date, to confirm the absence of material adverse changes, as that term is defined in paragraph 6.3.

11.20     Overdrafts. Boone will process overdrafts in accordance with its standard practice. Commencing on the later of fifteen (15) days prior to the Closing Date or on the date that the Closing Date is established, Boone will give Commerce daily notice of overdrafts it intends to approve and that will become part of the Purchased Loans.

11.21     Nifong Facility. Prior to the Closing Date, Boone shall use commercially reasonable efforts to negotiate with the landlord of the Nifong facility an agreement for the early termination of the lease for the Nifong facility by Commerce or the right for Commerce to sublet this facility to a tenant approved by the landlord, with such approval not unreasonably withheld.

11.22     Boone Signage and Other Identification. After the Closing Date, Commerce shall, at its expense, use its best efforts to remove all signs that carry the name or logo of Boone. After the Closing Date, Commerce shall use its best efforts to replace all written, printed and electronic materials bearing Boone’s name and/or logo with written or electronic material bearing Commerce’s name and/or logo, including, without limitation, stationery, forms and marketing materials.

ARTICLE 12.

TERMINATION

12.1       Termination by Boone or Jones. This Agreement may be terminated by Boone or Jones prior to the Closing Date by giving written notice to Commerce if: (i) appropriate regulatory applications are not filed by Commerce within thirty (30) days after the date hereof; (ii) all regulatory approvals and consents necessary for the lawful consummation of all the transactions contemplated by this Agreement have not been obtained within one hundred and eighty (180) days after the date hereof; or (iii) Commerce is in breach of a material term of this Agreement and has failed to remedy the breach within thirty (30) days after written notice of such breach from Boone or Jones.

12.2       Termination by Commerce. This Agreement may be terminated by Commerce prior to the Closing Date by giving written notice to Boone and Jones if: (i) all regulatory approvals and consents necessary for the lawful consummation of all the transactions contemplated by this Agreement have not been obtained within 180 days after the date hereof; or (ii) Boone is in breach of a material term of this Agreement and has failed to remedy the breach within thirty (30) days after written notice of such breach from Commerce.

ARTICLE 13.

MISCELLANEOUS

13.1       Entire Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire Agreement between the parties and supersedes all prior agreements, oral or written.

13.2       Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13.3       Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, and the severance of the invalid or unenforceable provision would not deny to any party a material benefit reasonably expected under the terms of this Agreement, then the remainder of this Agreement shall not be affected by such judgment, and the remaining terms of the Agreement shall be carried out as nearly as possible according to its original terms and intent.

13.4       Specific Performance. The parties agree that the franchise value of the Purchased Assets, and Assumed Liabilities represents a unique asset and that the failure of either party to perform the terms of this Agreement would cause irreparable harm for which money damages would be totally inadequate. Therefore, either party shall be entitled to specific performance of the terms of this Agreement, but only with respect to all of the Purchased Assets and Assumed Liabilities.

13.5       Expenses. Whether or not the Closing Date occurs, except as expressly provided elsewhere in this Agreement, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

13.6       Notice. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes on the following dates: (i) the date of personal delivery to any party; (ii) the date of transmission by facsimile or telegraph, transmission costs prepaid, if a confirmation copy is mailed that same day by U.S. first class mail, postage prepaid; (iii) the next business day after sending by nationally known overnight delivery service, delivery costs prepaid; or (iv) the third business day after sending by U.S. registered or certified mail, return receipt requested, postage prepaid, to any party at the following addresses:

If to Commerce:	With a copy to:

Mr. A. Bayard Clark Executive Vice President Commerce Bancshares, Inc. 8000 Forsyth Boulevard St. Louis, Missouri 63105 Telephone: (314) 746-7440 Fax: (314) 746-3039	J. Daniel Stinnett, Esq. General Counsel Commerce Bancshares, Inc. 1000 Walnut Kansas City, MO 64106 Telephone: (816) 234-2350 Fax: (816) 234-2333

If to Boone (prior to the Closing, with copies to Jones):	If to Jones (and to Boone after the Closing) to:

Mr. F. H. Kruse 901 East Broadway Columbia, MO 65301 Telephone: (573) 876-8140 Fax: (573) 442-0098	Mr. Steve Novik The Jones Financial Companies, L.L.L.P. 12555 Manchester Road St. Louis, MO 63131-3729 Telephone: (314) 515-4911 Fax: (314) 515-4969 With a copy to:

Chief Legal Counsel The Jones Financial Companies, L.L.L.P. 12555 Manchester Road St. Louis, MO 64131-3729 Telephone: (314) 515-2000 Fax: (314) 515-5299

or at such other address as may be designated by notice pursuant to this paragraph from such party to the other party.

13.7       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, except to the extent that federal banking law applies.

13.8       Captions. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

13.9       Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party granting the waiver.

13.10     Waiver. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

13.11     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.

13.12     Assignability. Neither this Agreement nor any of the rights of Commerce or Boone or Jones hereunder shall be assignable by any party without the prior written consent of the other parties.

13.13     Survival. The representations and warranties of Boone and Commerce shall survive the Closing Date for a period of twelve months after the Closing Date . Any covenants to be performed after the Closing Date shall survive the Closing Date in accordance with their terms.

13.14     Public Disclosure. The time, terms, and content of any public disclosure of any information relating to the acquisition contemplated by this Agreement prior to the Closing Date shall be subject to the prior mutual written consent and approval of both Boone and Commerce unless disclosed or required to be disclosed pursuant to any order of a court or government agency of competent jurisdiction or a party believes such disclosure is required to comply with applicable securities laws.

The parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

BOONE NATIONAL SAVING AND LOAN ASSOCIATION, F.A.		COMMERCE BANK, N.A.

By:	/s/ F. H. Kruse	By:	/s/ Seth M. Leadbeater
Name:	F. H. Kruse	Name:	Seth M. Leadbeater
Title:	President & CEO	Title:	Vice Chairman

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:	/s/ Kenneth E. Schutte
Name:	Kenneth E. Schutte
Title:	General Partner